Exhibit 5.1

Brian F. Leaf

+1 703 456-8053

bleaf@cooley.com

July 29, 2021

MaxCyte, Inc.

22 Firstfield Road, Suite 110

Gaithersburg, Maryland 20878

Ladies and Gentlemen:

We have represented MaxCyte, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-257810) on Form S-1 (the “Initial Registration Statement”) with the Securities and Exchange Commission, including the prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto in connection with the filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up to 15,525,000 shares (the “Shares”) of the Company’s common stock, par value $0.01, which includes up to 2,025,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Fifteenth Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the form of the Company’s Amended and Restated Bylaws, filed as Exhibit 3.3 to the Registration Statement, which is to be in effect on the closing of the offering contemplated by the Registration Statements and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 11951 Freedom Drive, Reston, VA 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com

July 29, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the amendment to the Initial Registration Statement filed pursuant to 462(d).

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Cooley LLP 11951 Freedom Drive, Reston, VA 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com